EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FRIDAY, AUGUST 1, 2008

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN RECEIVES INITIAL FDA RESPONSE TO PA32540 SPA

Chapel Hill, N.C., August 1, 2008 — POZEN Inc. (NASDAQ: POZN), today announced that the U.S. Food and Drug Administration (FDA) has provided an initial response to POZEN’s Special Protocol Assessment (SPA) for PA32540, which was submitted in June 2008. The company plans to meet with the FDA to discuss their responses to our proposed protocol for the Phase 3 pivotal studies, including the inclusion/exclusion criteria, the stratification plan, the primary endpoint, and the statistical methodology to be used in the study. The company also plans to discuss an additional pharmacodynamic study requested by the FDA which would support the bioequivalence study previously conducted for PA32540.

The SPA is a process by which the FDA and the company reach an agreement on the Phase 3 pivotal trial protocol design, clinical endpoints, and statistical analyses that are acceptable to support regulatory approval. An SPA is binding upon the FDA and the Sponsor unless a substantial scientific issue essential to determining safety or efficacy is identified after the testing is begun. For more information please visit the FDA website: www.fda.gov/CbER/gdlns/protocol.pdf.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline for Treximet™, which was recently approved by the United States Food and Drug Administration for the acute treatment of migraine attacks, with or without aura, in adults, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2008. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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